RONSON DIVIDEND CONSIDERATION



Somerset, N.J., August 31, 2005 - Ronson Corporation (NASDAQ SmallCap RONC) today reported:

On August 25, 2005, the Company's Board of Directors considered the declaration of the quarterly cash dividend of $.01/share, which if declared, would be payable on September 16, 2005. After giving consideration to a number of factors, the Board determined not to declare the dividend which would have been payable in September 2005.

In November 2005, the Board will consider the declaration of the quarterly dividend which, if approved, would be payable in December 2005. The Board believes that payment of regular quarterly dividends will be resumed in the future; however, that time is yet to be determined.

Ronson Corporation's operations include its wholly owned subsidiaries: 1) Ronson Consumer Products Corporation in Woodbridge, N.J., and Ronson Corporation of Canada Ltd., manufacturers and marketers of Ronson consumer products; and 2) Ronson Aviation, Inc., a fixed base operator at Trenton-Mercer Airport, Trenton, N.J., providing fueling, sales/services of aircraft, avionics and hangar/office leasing.

This press release contains forward-looking statements that anticipate results based on management's plans and expectations that are subject to uncertainty. Forward-looking statements are based on current expectations of future events. The Company cannot ensure that any forward-looking statement will be accurate, although the Company believes that it has been reasonable in its expectations and assumptions. If underlying assumptions prove inaccurate or that unknown risks or uncertainties materialize, actual results could vary materially from our projections. Investors should understand that it is not possible to predict or identify all such factors and should not consider this to be a complete statement of all potential risks and uncertainties. The Company assumes no obligation to update any forward-looking statements as a result of future events or developments.

COMPANY CONTACT
Daryl K. Holcomb
(732) 469-8300